Exhibit 99

FOR IMMEDIATE RELEASE

Northwest Airlines Names Neal Cohen CFO

Jeff Putnam named Senior Vice President

EAGAN, Minn. (May 3, 2005) — Northwest Airlines today announced that it named Neal Cohen as its new executive vice president and chief financial officer.

He replaces Bernard L. Han, who has resigned from the company.

Doug Steenland, Northwest Airlines president and chief executive officer, said, “We sincerely appreciate Bernie’s contributions during a critical time for Northwest Airlines.  Bernie has built a strong finance team that, under his leadership, helped reduce significantly our non-labor costs while maintaining one of the best liquidity positions in the industry.  We wish him well in his future endeavors.”

Commenting on Cohen, Steenland said, “Neal is a well-recognized finance and strategic leader in the airline industry and will be a tremendous asset.  He has expertise in every aspect of financial management and brings more than 19 years of experience to his new position.”

From 1991 to 2000, Cohen held a number of senior marketing and finance positions at Northwest Airlines, including senior vice president and treasurer.

Steenland added, “Neal brings first-hand knowledge of Northwest to his new job.  This familiarity will be very helpful as we continue to take the steps necessary to ensure that Northwest remains a long-term player in the industry.”

Discussing his new assignment, Cohen said, “It is a pleasure to be back at Northwest.  While the industry faces some significant challenges, the company also has the key ingredients to remain an industry leader, including a strong domestic and international route network, world-class hub facilities, premier alliance partners and a history of innovation.  I look forward to working with Doug and the entire Northwest team as we work to successfully address the key challenges facing the airline.”

Cohen, 45, was executive vice president of finance and chief financial officer for US Airways from April 2002 to April 2004.  Prior to US Airways, Cohen served as chief financial officer for various service and financial organizations.  He held key positions at Northwest from 1991 to

2000.  Prior to joining Northwest, he spent seven years at General Motors’ New York treasurer’s office.

Northwest also announced that T. Jeffrey Putnam has been promoted to senior vice president of finance.  He was formerly vice president of financial planning and analysis.  In addition to his current responsibilities, Putnam will now provide senior leadership to the finance team.

“Jeff is a seasoned financial executive who has been instrumental in Northwest’s efforts to control operating costs.  I will depend on his leadership as we endeavor to keep our costs in line with anticipated revenues,” Cohen said.

Cohen has master of business administration and bachelor degrees from the University of Chicago.

Putnam received a bachelor’s degree from Dartmouth College and a master of business administration degree from Stanford University.

Northwest Airlines is the world’s fourth largest airline with hubs at Detroit, Minneapolis/St. Paul, Memphis, Tokyo and Amsterdam, and approximately 1,600 daily departures.  Northwest is a member of SkyTeam, an airline alliance that offers customers one of the world’s most extensive global networks.  Northwest and its travel partners serve more than 900 cities in excess of 160 countries on six continents.

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For more information pertaining to Northwest, media inquiries can be directed to Northwest Media Relations at (612) 726-2331 or to Northwest’s Web site at www.nwa.com.